Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163668 on Form S-8, of our report dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 25, 2010